EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on Apirl 1, 2014

Two Rivers Declares Dividend for DFP Preferred Shareholders

DENVER – April 1, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com) wholly owned subsidiary, Dionisio Food & Produce, Inc. (“DFP”) declared the annual payment of DFP’s 8% cumulative preferred dividend.

DFP’s board of directors met on March 31, 2014 and approved payment of the dividend to record holders of DFP Preferred Stock as of December 31, 2013.  Payment is to be made on May 15, 2014.

John McKowen, CEO of Two Rivers stated, “Our DFP farming operations are very productive and provided positive cash flow to Two Rivers, even during the 2013 drought, and we are proud to be able to pay a dividend to our DFP Preferred shareholders.  We expect our Bessemer operations, of which DFP is a part, to more than double its revenue in 2014 and provide additional positive cash flow to Two Rivers.”

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company.  Two Rivers business model reinvigorates, rather than decimates, agricultural communities and provides excess water to municipalities through market forces.  Two Rivers’ core business converts irrigated farmland, which is marginally profitable growing low value feed crops, into highly profitable irrigated farmland growing high yield, high value, fruit and vegetable crops.   Fruit and vegetable crops generate six times the revenue of feed crops with better margins. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers will be able to raise additional capital, that it will be able to increase the scale of its business, or that its existing resources will be sufficient to meet all of its cash needs.  These forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company

(303) 222-1000

info@2riverswater.com